CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 9, 2004, relating to the financial statements and financial highlights which appear in the July 31, 2004 Annual Report to Shareholders and Board of Trustees of Franklin Floating Rate Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
San Francisco, California
November 19, 2004